ZAYO ACQUIRES LONDON-BASED FIBER PROVIDER GEO NETWORKS

BOULDER, Colo. - May 16, 2014 - Zayo Group, LLC (“Zayo”), an international provider of Bandwidth Infrastructure, today announced it has acquired Geo Networks Ltd (“Geo”), a London-based dark fiber provider. The acquisition will add over 2,100 route miles to Zayo’s European network, and connectivity to 587 on-net buildings.

Founded in 2002 by Jonathan Watts and Chris Smedley, Geo owns and operates a high capacity fiber network in the UK, providing managed networks, dark fiber and co-location services to a variety of high-bandwidth sectors including media companies, service providers, financial services, data centers and gaming organizations. Geo’s 100 route mile London network is housed in the London sewer system which minimizes the threat of physical faults, boosting reliability and security, and enabling rapid deployment with minimum disruption.
The Geo acquisition will significantly increase Zayo’s fiber footprint in the UK, adding over 1,800 miles of national fiber connecting 130 data centers, telehouses and key internet exchanges. It also will provide direct access to major cities including Manchester, Birmingham and other significant commercial regions. In addition to enhancing Zayo’s UK network, Geo’s fiber enables Zayo to establish a presence in Ireland through the diverse optical fiber subsea system, East-West Ring, providing diverse connectivity to Dublin, a strategic hub for data centers and cloud service providers.
“Geo’s extensive fiber and conduit assets complement our existing London footprint and bring an increased breadth to our UK network” said Dan Caruso, CEO of Zayo Group. “Additionally, diverse connectivity to Dublin is critical as it continues to develop as an international data center hub.”
“Zayo is a Bandwidth Infrastructure leader with a growing international presence” said Chris Smedley, Chief Executive of Geo Networks. “Our customers will not only benefit from the expanded reach of the combined network, but also the opportunity to access Zayo’s full suite of services.”
The deal will close immediately and will be funded by a combination of cash on hand and a draw from Zayo’s revolving credit facility. The purchase price has not been disclosed.
The integration of Zayo and Geo’s networks will enable access to 79,000 miles of fiber in 8 countries, and connectivity to more than 650 datacenters. For more information about Zayo, please visit www.zayo.com.
About Zayo Group

Based in Boulder, Colo., Zayo Group provides comprehensive Bandwidth Infrastructure services in over 300 markets throughout the US and Europe. Zayo delivers a full suite of managed services and dark fiber products to wireline and wireless customers, data centers, Internet content providers, high-bandwidth enterprises, and government agencies across its robust 77,000 route mile network. The company also offers 27 carrier-neutral colocation facilities across the US.  Please visit www.zayo.com for more information about Zayo and its fiber solutions.

About Geo Networks

Geo is the only company in the UK to focus solely on the design, build and operate of bespoke dedicated fibre network solutions. Geo’s revolutionary and flexible approach means that for the first time, organisations can own and control their networks, ensuring that security, high bandwidth and resilience are guaranteed. By allowing its customers to directly own and control the underlying optical fibre that is at the heart of their data network, Geo is the only truly open access network provider in the UK. It provides an extensive range of solutions including fully managed networks, dark fibre and co-location services. Geo enables network solutions in the London area and throughout the UK with onward connectivity to Ireland through the newest diverse optical fibre subsea system, the East-West Ring. Customers include media companies, service providers, major banks, carriers, data centres and gaming organisations. Geo won ‘Fixed Network Infrastructure Innovation’ in the GTB Innovation Awards 2013 and ‘IT Vendor of the Year’ in the 2012 eGR B2B Awards, was a finalist in the 2011 UK Customer Experience Awards, listed in the Deloitte Technology Fast 50 list for 2011 and Geo was also shortlisted for the 2010 Sunday Times Tech Track 100: Barclays Corporate Performance Excellence Award. Visit www.geo-uk.net or follow @geonetworks for more information.

Media Contact
Linhart Public Relations for Zayo
Ashley Campbell
ACampbell@linhartpr.com
(303) 951-2568